UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2015

Carriage Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-11961	76-0423828
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3040 Post Oak Boulevard, Suite 300
Houston, Texas 77056
(Address, including zip code, of principal executive offices)

Registrant's telephone number, including area code:
(713) 332-8400

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(d) Election of a new Director

On September 28, 2015, the Board of Directors (the “Board”) of Carriage Services, Inc. (the “Company”) increased the total size of the Board from five to six members, effective immediately. On the same day, the Board elected Dr. Bryan Leibman to serve as a Class II Director until the 2016 annual meeting of shareholders. Dr. Leibman was appointed to serve on the Audit Committee, the Compensation Committee and the Corporate Governance Committee. There are no family relationships between Dr. Leibman and any directors or officers of the Company. There have been no transactions nor are there any proposed transactions between the Company and Dr. Leibman that would require disclosure pursuant to Item 404(a) of Regulation S-K.
     Dr. Leibman has been the President and Chief Executive Officer of Frosch Travel (FROSCH), a privately held global travel management company, since 2000. He is a certified physician who opted to join his family's travel business in 1998.
     Concurrently with the election, the Board granted Dr. Leibman 4,837 shares of the Company’s common stock under our Director Compensation Policy, which was valued at approximately $100,000 based on the closing price on September 28, 2015. One-half of these shares vest immediately while the remainder vest equally on September 28, 2016 and September 28, 2017.

ITEM 7.01	REGUALATION FD

On September 28, 2015, the Company issued a press release announcing that the Board approved a $20 million increase in its authorization for repurchases of the Company's common stock, the details of which are set forth in Item 8.01 below. A copy of the press release is furnished as Exhibit 99.1 to to this Current Report on Form 8-K.

In accordance with General Instruction B.2 of Form 8-K, the information presented herein under Item 7.01 and set forth in the attached Exhibit 99.1 is deemed to be “furnished” solely pursuant to Item 7.01 of this Current Report on Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information or the exhibit be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

ITEM 8.01	OTHER EVENTS

On September 28, 2015, the Board approved a $20 million increase in its authorization for repurchases of the Company’s common stock. On May 21, 2015, the Company announced that the Board had approved the repurchase of up to $25 million of the Company's common stock. Through September 25, 2015, the Company had used $23.9 million of that authorization to purchase approximately 1,044,000 shares of the Company's common stock, with $1.1 million remaining available for future purchases. As a result of the Board's action, the Company has a total of $21.1 million available for future purchases.

The share repurchases may be made from time to time through open market transactions or privately negotiated transactions and are subject to market conditions, as well as corporate, regulatory, and other considerations. The company intends to make all repurchases in compliance with applicable regulatory guidelines and to administer the plan in accordance with applicable laws, including Rule 10b-18 of the Exchange Act.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits. The following are furnished as part of this current report on Form 8-K

Exhibit No.	Description of Exhibit

99.1	Press Release dated September 28, 2015, announcing a $20 million increase to the Company's Board Approved Share Repurchase Program.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Carriage Services, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARRIAGE SERVICES, INC.

Dated: September 30, 2015	By:	/s/ Viki K. Blinderman
Viki K. Blinderman
Co-Chief Financial Officer, Chief Accounting Officer and Secretary
(Principal Accounting Officer)

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

99.1	Press Release dated September 28, 2015, announcing a $20 million increase to the Company's Board Approved Share Repurchase Program.